NEW GOLD INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders ("Meeting") of New Gold Inc. ("New Gold") will be held at Le Soleil Hotel, Mezzanine, Les Etoiles Room, 567 Hornby Street, Vancouver, British Columbia, on Wednesday, May 13, 2009 at 9:00 a.m. (Vancouver time), for the following purposes:

(a)

To receive and consider the audited consolidated financial statements of New Gold for the financial year ended December 31, 2008 and the report of the auditors thereon;

(b)

To elect the directors of New Gold for the ensuing year;

(c)

To appoint Deloitte & Touche LLP as auditors of New Gold for the ensuing year at a remuneration to be fixed by the directors;

(d)

To consider and, if deemed advisable, approve, with or without amendment, an ordinary resolution to authorize New Gold to issue such number of common shares in the capital of New Gold as is required to allow New Gold to acquire 100% ownership of Western Goldfields Inc. ("Western"), including common shares of New Gold issuable upon exercise of stock options and warrants granted by Western to purchase Western common shares or upon the exercise of the New Gold stock options and warrants issued in exchange for such Western stock options and warrants;

(e)

To consider and, if deemed advisable, approve, with or without amendment, an ordinary resolution to set the number of directors of New Gold at ten effective at the time the business combination with Western becomes effective and to authorize the directors to appoint as directors four Western nominees to the board of directors upon completion of the business combination; and

(f)

To transact such other business as may properly come before the Meeting or any adjournment thereof.

This notice is accompanied by a management information circular and a joint management information circular supplement, either a form of proxy for registered shareholders or a voting instruction form for beneficial shareholders, and, for registered shareholders, if requested, a copy of the audited consolidated financial statements and management’s discussion and analysis ("MD&A") of New Gold for the financial year ended December 31, 2008. Shareholders are able to request to receive copies of New Gold’s annual and/or interim financial statements and MD&A on the form of proxy or voting instruction form, as applicable. The audited consolidated financial statements and MD&A of New Gold for the financial year ended December 31, 2008 will be sent to those shareholders who have previously requested to receive them. Otherwise, they are available upon request to New Gold or they can be found on SEDAR at www.sedar.com, on the United States Securities and Exchange Commission website at www.sec.gov, or on New Gold’s website at www.newgold.com.

Shareholders who are unable to attend the Meeting are requested to complete, date, sign and return the enclosed form of proxy or voting instruction form so that as many shareholders as possible may be represented at the Meeting.

The board of directors of New Gold has by resolution fixed April 8, 2009 as the record date, being the date for the determination of the registered holders of common shares entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof.

The board of directors of New Gold has by resolution fixed 9:00 a.m. (Vancouver time) on May 11, 2009, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting, as the time before which proxies to be used or acted upon at the Meeting or any adjournment thereof shall be deposited with New Gold’s transfer agent. Late proxies may be accepted or rejected by the Chairman in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

DATED at Vancouver, British Columbia this 8th day of April, 2009.

By Order of the Board of Directors

(Signed) "Robert Gallagher"

Robert Gallagher
President and Chief Executive Officer